Filed Pursuant to Rule 424(b)(2)
Commission File No. 333-158234

Prospectus Supplement
(To Prospectus Dated April 13, 2009)

Cousins Properties Incorporated
Up to 1,800,000 Shares
Common Stock

We have declared a dividend, or the Dividend, on our common stock of $0.09 per share, payable to holders of our common stock, or shareholders, of record at the close of business on October 26, 2009. This represents an aggregate Dividend of approximately $8,907,000. The Dividend is expected to be paid on December 11, 2009. This prospectus supplement relates to shares of our common stock that may be issued in connection with the Dividend.

Each shareholder may choose to receive payment of the Dividend either in cash or in shares of common stock, except that we will limit the aggregate amount of cash payable to shareholders (other than cash payable in lieu of fractional shares) to 33.34% of the total value of the Dividend, or approximately $2,970,000, which we refer to as the cash limitation. If shareholder cash elections would result in the payment of cash in excess of the cash limitation, we will allocate the cash among those shareholders who make cash elections on a pro rata basis as described in this document under “Effect of Cash Limitation” so that the amount of cash paid does not exceed the cash limitation, and pay those shareholders who make cash elections the remaining portion of the Dividend in shares of common stock. We will pay cash in lieu of issuing any fractional shares. Cash paid in lieu of fractional shares will not count toward the cash limitation. If you do not (or your bank, broker or other nominee does not on your behalf) timely return a properly completed election form by November 30, 2009, which we refer to as the election date, you will be deemed to have made a cash election with respect to the Dividend, subject to the cash limitation and the ownership limit described in this prospectus supplement.

Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “CUZ”. The market value per share of our common stock for purposes of the Dividend will be the average of the closing prices per share of our common stock on the NYSE on the three business day period immediately following the election date (December 1, 2 and 3, 2009). As a result, on the payment date, the value of the shares delivered in connection with the Dividend may be more or less than $0.09 per share.

This prospectus supplement relates to the issuance of up to 1,800,000 shares of our common stock in connection with the Dividend. The actual number of shares that will be issued in connection with the Dividend will depend on shareholder elections, the cash limitation, the ownership limitation and the average of the closing prices of our common stock on the NYSE on December 1, 2 and 3, 2009. If shareholder cash elections would result in payment of the maximum amount of cash (33.34% of the total value of the Dividend, or approximately $2,970,000) then, based on the closing price of our common stock on October 30, 2009 of $7.32 per share, the number of shares issued would be approximately 811,000 shares.

IF YOU WANT TO ELECT PAYMENT OF THE DIVIDEND IN STOCK OR CASH, YOU MUST COMPLETE AND SIGN THE ENCLOSED ELECTION FORM AND DELIVER IT TO AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, THE TRANSFER AGENT, NO LATER THAN 5:00 P.M., EASTERN TIME, ON NOVEMBER 30, 2009. If the transfer agent does not receive a valid election from you by that time, you will be deemed to have made a cash election with respect to the Dividend, subject to the cash limitation and the ownership limit described in this prospectus supplement.

If you hold your shares through a bank, broker or nominee, please contact such bank, broker or nominee and inform them of the election they should make on your behalf.

Before making your choice, you are urged to read carefully the information under the heading “Risk Factors” beginning on page 6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in Item 8.01 of our Current Report on Form 8-K filed on September 14, 2009, incorporated herein by reference.

Neither the Securities and Exchange Commission nor any other state or federal regulatory body has approved or disapproved of the shares of common stock that may be issued in connection with the Dividend or passed upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 5, 2009.

Prospectus Supplement

This document contains two parts.  The first part is this prospectus supplement, which describes the terms of the Dividend and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the Dividend. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein, on the other hand, the information in this prospectus supplement shall control.

Unless otherwise stated or the context otherwise requires, references contained in this document to “Cousins”, “we”, “our”, and “us” refer to Cousins Properties Incorporated, and its direct and indirect subsidiaries.

You should rely only on the information contained in this document and the documents we have filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this document, or in the documents we have filed with the Securities and Exchange Commission, is accurate as of any date other than the date on the front of the respective document. The offering of our shares of common stock in connection with the Dividend may be restricted by law in certain non-U.S. jurisdictions. This prospectus supplement is not an offer to sell nor does it seek an offer to buy any shares of our common stock in any jurisdiction where the offer or sale is not permitted. An election made by any person in such a jurisdiction may be deemed invalid.

SPECIAL NOTE ABOUT FORWARD LOOKING STATEMENTS

Our disclosure and analysis in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the federal securities laws and are subject to uncertainties and risks. These forward looking statements include information about possible or assumed future results of our business and our financial condition, liquidity, results of operations, plans and objectives. They also include, among other things, statements concerning anticipated revenues, income or loss, impairments, capital expenditures, distributions, capital structure, or other financial terms, as well as statements regarding subjects that are forward looking by their nature, such as:

•	our business and financial strategy;

•	our ability to obtain future financing arrangements;

•	our understanding of our competition and our ability to compete effectively;

•	our projected operating results;

•	market and industry trends;

•	estimates relating to future distributions;

•	projected capital expenditures; and

•	interest rates.

The forward looking statements are based upon our beliefs, assumptions, and expectation of our future performance, taking into account the information currently available to us. These beliefs, assumptions, and expectations may change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward looking statements. You should carefully consider these risks when you make a decision concerning an investment in our common stock, along with the following factors, among others, that may cause actual results to vary from our forward looking statements:

•	availability and terms of capital and financing, both to fund our operations and to refinance our indebtedness at it matures;

•	risks and uncertainties related to the current recession, the national and local economic conditions, and the real estate industry in general, in our specific markets and the commercial, residential and condominium markets in particular;

•	continued adverse market and economic conditions could require that we recognize additional impairments;

•	leasing risks, including our inability to obtain new tenants or renew tenants on favorable terms, or at all, upon the expiration of existing leases and the ability to lease newly developed or currently unleased space;

•	financial condition of existing tenants;

•	rising interest rates and insurance rates;

•	the availability of sufficient development or investment opportunities;

•	competition from other developers or investors;

•	the risks associated with development projects (such as construction delay, cost overruns and leasing/sales risk of new properties);

•	potential liability for uninsured losses, condemnation or environmental liability;

•	potential liability for a failure to meet regulatory requirements;

•	the financial condition and liquidity of, or disputes with, our joint venture partners;

•	any failure to comply with debt covenants under our credit agreements;

•	any failure to continue to qualify for taxation as a real estate investment trust, or REIT; and

•	the factors incorporated by reference into this prospectus including those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in Item 8.01 of our Current Report on Form 8-K filed on September 14, 2009.

The words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “may,” “intend,” “will,” or similar expressions are intended to identify forward-looking statements. You should not place undue reliance on these forward looking statements, which apply only as of the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required under U.S. federal securities laws.

REASONS FOR THE DIVIDEND

Cousins is taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. To qualify as a REIT and minimize taxes, we distribute to our shareholders each year at least 90% of our “REIT taxable income,” determined without regard to the dividends paid deduction and excluding net capital gains. The election option for the Dividend is being provided in order to qualify the Dividend, to the extent attributable to our current and accumulated earnings and profits, as a “dividend” for purposes of the 90% distribution requirement. To maintain cash liquidity for general corporate purposes, we intend to limit the cash portion of the Dividend to no more than 33.34% of the total value of the Dividend, or approximately $2,970,000.

THE ELECTION

You may choose to receive the Dividend either in cash or in shares of common stock by choosing one of the election options in the accompanying election form, subject to the cash limitation and ownership limitation described below:

•	Cash Election: You elect to receive payment of the Dividend in cash.

•	Stock Election: You elect to receive payment of the Dividend in the form of common stock.

Your election may be limited by certain cash and ownership limitations, as described below, and you may not receive cash or common stock to the extent these limitations require that a different allocation be made to you. We will pay cash in lieu of issuing any fractional shares, rounded to the nearest penny.

IF YOU WANT TO ELECT PAYMENT OF THE DIVIDEND IN STOCK OR CASH, YOU MUST COMPLETE AND SIGN THE ENCLOSED ELECTION FORM AND DELIVER IT TO THE TRANSFER AGENT. FOR YOUR ELECTION TO BE EFFECTIVE, THE ELECTION FORM MUST BE RECEIVED BY THE TRANSFER AGENT NO LATER THAN 5:00 P.M., EASTERN TIME, ON NOVEMBER 30, 2009. If the transfer agent does not receive a valid election from you by that time, you will be deemed to have made a cash election with respect to the Dividend, subject to the cash limitation and the ownership limit described below. At any time before the election deadline you may change your election by timely delivery to the transfer agent of a properly completed and later-dated election form. The method of delivery of the completed election form is at the option and risk of the shareholder making the election, and the delivery will be deemed made only when actually received by the transfer agent. In all cases, sufficient time should be allowed to ensure timely delivery. The submission of an election form with respect to the Dividend will constitute the electing shareholder’s representation and warranty that such shareholder has full power and authority to make such election.

For any given share of our common stock, an election with respect to the Dividend may be made only by the holder of record of that share at the close of business on October 26, 2009, which is the record date for the Dividend. If your shares are held in the name of a bank, broker or other nominee, please promptly inform such bank, broker or nominee if you would like them to make an election on your behalf.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance by us of any Dividend election form will be resolved by us, in our sole discretion, and our determination as to the resolution of any such questions shall be final and binding on all parties. We reserve the absolute right to reject, at our sole discretion, any and all election forms determined by us not to be in proper form, not timely received, ineligible or otherwise invalid or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the election form submitted by any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No valid election will be deemed to have been made until all defects and irregularities have been cured or waived to our satisfaction. Neither we nor the transfer agent nor any other person will be under any duty to give notification of any defects or irregularities in election forms or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Dividend will be final and binding.

All shares of our common stock issued in connection with the Dividend will be issued only in book-entry form. On or about December 11, 2009, the transfer agent will issue and mail to each of our shareholders of record who is a recipient of shares of our common stock as part of the Dividend a statement listing the number of shares of our common stock credited to such shareholder’s book-entry account and a payment check for any cash to which such shareholder is entitled (including, if applicable, cash in lieu of fractional shares) as part of the Dividend. For each of those shareholders who hold through a bank, broker or other nominee, the shares of our common stock and cash to which the shareholder is entitled in connection with the Dividend will be delivered by the transfer agent to the shareholder’s bank, broker or other nominee. The bank, broker or other nominee will then allocate the shares and cash into the shareholder’s individual account. All cash payments to which a shareholder is entitled in connection with the Dividend will be rounded to the nearest penny.

COMPLETED ELECTION FORMS MUST BE RECEIVED BY THE TRANSFER AGENT. YOU MUST RETURN THE COMPLETED ELECTION FORM IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, OPERATIONS CENTER, 6201 15th AVENUE, BROOKLYN, NY 11219 SO IT IS RECEIVED BY THE TRANSFER AGENT NO LATER THAN 5:00 P.M., EASTERN TIME, ON NOVEMBER 30, 2009.

If you are a shareholder of record and need additional information about completing the election form or other matters relating to the Dividend, please contact the transfer agent, at 1-800-937-5449. If your shares are held through a bank, broker or other nominee, please contact such bank, broker or other nominee if you have any questions or need additional information about the Dividend or the election they may make on your behalf.

EFFECT OF CASH LIMITATION

If you elect to receive the Dividend in the form of cash, you may not receive your entire payment in the form of cash, and you may instead receive a pro rata amount of cash with the remainder paid in shares of common stock.

While each shareholder may elect to receive the entire Dividend in cash, we intend to limit the total cash to be distributed in connection with the Dividend to 33.34% of the total value of the Dividend, or approximately $2,970,000, not including any cash payments in lieu of fractional shares. If satisfying all shareholder cash elections would result in the payment of cash in excess of the cash limitation, then the shareholders who elect to receive the Dividend in cash will receive a pro rata portion of the available cash and the remainder in shares of common stock, the value of which will be based on the average of the closing prices of our common stock on the NYSE on December 1, 2 and 3, 2009 (subject to the ownership limitation described below and the payment of cash in lieu of any fractional shares). We reserve the right, in our sole discretion, to increase the maximum amount of cash paid in connection with the Dividend. All cash payments to which a shareholder is entitled will be rounded to the nearest penny.

EFFECT OF OWNERSHIP LIMITATION

In order to assist us in complying with the limitation on the concentration of stock applicable to REITs, our Restated Articles of Incorporation, subject to certain exceptions, provide that no person, including entities, may own, or be deemed to own, by virtue of various attribution and constructive ownership provisions of the Internal Revenue Code of 1986, as amended, more than 3.9% in value of the outstanding shares of all classes of our stock.

The ownership limit will apply to the common stock received in connection with the Dividend. Thus, if your receipt of common stock in connection with the Dividend would cause you to exceed the applicable ownership limit, you will receive cash to the extent required to bring you within this ownership limit. If common stock is issued to you in violation of the applicable ownership limit, all of the remedies applicable under the ownership limit will apply to these shares of common stock. For a further discussion of the ownership limit in our Articles of Incorporation, see “Description of Common Stock — Restrictions on Transfer” in the accompanying prospectus.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following summary of federal income tax considerations regarding the Dividend and the acquisition, holding and disposition of our common stock is based on current law, is for general information only and is not tax advice. This summary supplements the discussion set forth under the heading “Certain Federal Income Tax Considerations” in the accompanying prospectus. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular holders of our common stock in light of their personal investment or tax circumstances.

Federal Income Tax Consequences of the Dividend

For purposes of the following discussion, a U.S. shareholder is a holder of our common stock who, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any state or under the laws of the District of Columbia, unless regulations promulgated by the U.S. Department of the Treasury provide otherwise;

•	an estate, the income of which is subject to federal income taxation regardless of its source; or

•	a trust whose administration is under the primary supervision of a U.S. court and with respect to which one or more U.S. persons have the authority to control all substantial decisions of the trust.

The tax consequences of the Dividend will depend on a shareholder’s particular tax circumstances. Holders of our common stock are urged to consult their tax advisors regarding the specific federal, state, local, and foreign income and other tax consequences of the Dividend.

The Dividend is intended to assist us in distributing to our shareholders an amount equal to our 2009 taxable income. For a discussion of this requirement, see “Certain Federal Income Tax Considerations — Taxation of Cousins Properties Incorporated” in the accompanying prospectus. Each shareholder of record at the close of business on the record date will receive shares of our common stock or cash at such shareholder’s election, subject to the cash limitation and the ownership limitation described above.

We are limiting the maximum aggregate amount of cash to be distributed in connection with the Dividend. We are relying on recent Internal Revenue Service (“IRS”) guidance regarding certain REIT stock dividends confirming that (1) the Dividend will be treated as a taxable dividend for federal income tax purposes and (2) under current Treasury Regulations, the amount of the Dividend paid in common stock will be equal to the amount of cash that could have been received instead of the common stock.

Taxation of United States Shareholders

Each shareholder must include the sum of the value of the shares of our common stock and the amount of cash, if any, received in connection with the Dividend in its gross income as dividend income to the extent that the Dividend is considered to be made out of our current or accumulated earnings and profits. The IRS guidance confirms that, for this purpose, the amount of the Dividend paid in common stock will be equal to the amount of cash that could have been received instead of the common stock.

A shareholder that receives shares of our common stock in connection with the Dividend would have a tax basis in such stock equal to the amount of cash that could have been received instead of such stock as described above, and the holding period in such stock would begin on the day following the payment date for the Dividend.

For more information about the federal income tax consequences relating to the acquisition, holding and disposition of the common stock, please see the description under the headings “Certain Federal Income Tax Considerations — Taxation of Shareholders — Taxation of Taxable Domestic Shareholders” and “— Taxation of Tax-Exempt Shareholders” in the accompanying prospectus.

Taxation of Non-United States Shareholders

The following discussion is applicable to non-U.S. shareholders that did not own more than 5% of our common stock at any time during the one-year period ending on the payment date of the Dividend.

A non-U.S. holder of our common stock will treat the amount of the Dividend as ordinary income to the extent it is made out of our current or accumulated earnings and profits.

For non-U.S. shareholders, the Dividend will be subject to withholding of United States federal income tax on a gross basis at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless it is treated as effectively connected with the conduct by the non-U.S. shareholder of a United States trade or business. Certain certification and disclosure requirements must be satisfied for the shareholder to be exempt from withholding under the effectively connected income exemption. If the Dividend is effectively connected with such a trade or business, a non-U.S. shareholder will be subject to tax on the Dividend on a net basis (that is, after allowance of deductions) at graduated rates and generally will not be subject to withholding. A non-U.S. shareholder that is a corporation may also be subject to an additional branch profits tax on the Dividend at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Generally, information reporting will apply to the payment of the Dividend, and backup withholding at the rate of 28% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

For more information about the federal income tax consequences relating to the acquisition, holding and disposition of the common stock, please see the description under the heading “Certain Federal Income Tax Considerations — Taxation of Shareholders — Taxation of Foreign Shareholders” in the accompanying prospectus.

LEGAL MATTERS

The validity of the common stock and certain tax matters will be passed upon by King & Spalding LLP, Atlanta, Georgia.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from Cousins Properties Incorporated’s Annual Report on Form 10-K, and the effectiveness of Cousins Properties Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. Except as specifically described below, information included in the SEC’s website is not incorporated by reference into this prospectus supplement. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

We “incorporate by reference” into this prospectus supplement some of the documents that we have filed and will file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file subsequently with the SEC will automatically update this prospectus supplement. We incorporate by reference the documents and information listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and up until we sell all the securities offered by this prospectus supplement:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Current Reports on Form 8-K filed on February 20, 2009, March 3, 2009, April 14, 2009, May 6, 2009, May 18, 2009, June 3, 2009 June 8, 2009, July 9, July 15, August 12, 2009, September 11, 2009, September 14, 2009, September 17, 2009 and October 15, 2009; and

•	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-11312) dated August 4, 1992, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by contacting us at the following address or telephone number:

Cousins Properties Incorporated
191 Peachtree Street
Suite 3600
Atlanta, Georgia 30303-1740
Attention: Investor Relations
Telephone: (404) 407-1000

We also maintain an Internet site at www.cousinsproperties.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus supplement.

PROSPECTUS

Cousins Properties Incorporated

$500,000,000

Common Stock
Warrants
Debt Securities
Preferred Stock
Depositary Shares

We may offer and sell, from time to time, in one or more offerings, together or separately, any combination of the securities described in this prospectus. The aggregate initial offering price of the securities that we offer will not exceed $500,000,000. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our principal executive offices are located at 191 Peachtree Street, Suite 3600, Atlanta, Georgia 30303-1740 and our telephone number is (404) 407-1000.

Our common stock trades on the New York Stock Exchange under the symbol “CUZ.” On March 24, 2009, the last sales price of our common stock on the New York Stock Exchange was $6.70 per share.

Our Series A Cumulative Redeemable Preferred Stock trades on the New York Stock Exchange under the symbol “CUZPRA.” On March 24, 2009, the last sales price of our Series A Cumulative Redeemable Preferred Stock on the New York Stock Exchange was $13.75 per share.

Our Series B Cumulative Redeemable Preferred Stock trades on the New York Stock Exchange under the symbol “CUZPRB.” On March 24, 2009, the last sales price of our Series B Cumulative Redeemable Preferred Stock on the New York Stock Exchange was $13.24 per share.

Investing in our securities involves risks. You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is April 13, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus is correct at any date other than the date of the document containing the information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. Except as specifically described below, information included in the SEC’s website is not incorporated by reference into this prospectus. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

We “incorporate by reference” into this prospectus some of the documents that we have filed and will file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement, and information that we file subsequently with the SEC will automatically update this prospectus and any prospectus supplement. We incorporate by reference the documents and information listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and up until we sell all the securities offered by this prospectus and any prospectus supplement:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Current Reports on Form 8-K filed on February 20, 2009 and March 3, 2009;

•	The description of our Series A Cumulative Redeemable Preferred Stock contained in our Registration Statement on Form 8-A (File No. 1-11312) filed July 23, 2003, including any amendment or report filed for the purpose of updating such description;

•	The description of our Series B Cumulative Redeemable Preferred Stock contained in our Registration Statement on Form 8-A (File No. 1-11312) filed December 16, 2004, including any amendment or report filed for the purpose of updating such description; and

•	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-11312) dated August 4, 1992, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by contacting us at the following address or telephone number:

Cousins Properties Incorporated
191 Peachtree Street
Suite 3600
Atlanta, Georgia 30303-1740
Attention: Investor Relations
Telephone: (404) 407-1000

We also maintain an Internet site at www.cousinsproperties.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus.

COUSINS PROPERTIES INCORPORATED

We are an Atlanta, Georgia-based, fully integrated, self administered equity real estate investment trust, or REIT. We are a real estate development company with experience in the development, leasing, financing and management of office, retail and industrial properties in addition to residential land development and the development and sale of multi-family products. We have developed substantially all of the real estate assets we own.

We have been a public company since 1962, and our common stock trades on the New York Stock Exchange under the symbol “CUZ.” Our Series A Cumulative Redeemable Preferred Stock trades on the New York Stock Exchange under the symbol “CUZPRA.” Our Series B Cumulative Redeemable Preferred Stock trades on the New York Stock Exchange under the symbol “CUZPRB.”

We own interests directly or through joint ventures in a portfolio of high quality, well-located office, retail, industrial, multi-family and residential properties. Our interests include office and retail projects under development or redevelopment. We also have residential communities in various stages of development directly or through joint ventures in which lots remain to be developed and/or sold. In addition, we own directly or through joint ventures strategically located undeveloped land.

Our strategy is to produce strong stockholder returns by creating value through the acquisition, development and redevelopment of high quality, well-located office, multi-family, retail, and residential properties. We have developed substantially all of the income producing real estate assets we own and operate. A key element our strategy is to actively manage our portfolio of investment properties and, at the appropriate times, to engage in timely and strategic dispositions either by sale or through contributions to ventures in which we retain an ownership interest. These transactions seek to maximize the value of the assets we have created, generate capital for additional development properties and return a portion of the value created to stockholders.

FORWARD-LOOKING STATEMENTS

Certain matters contained in, or incorporated by reference in, this prospectus are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risks. These include, but are not limited to, general and local economic conditions (including the current general recession and state of the credit markets), local real estate conditions (including the overall condition of the residential markets), the activity of others developing competitive projects, the risks associated with development projects (such as delay, cost overruns and leasing/sales risk of new properties), the cyclical nature of the real estate industry, the financial condition of existing tenants, interest rates, the Company’s ability to obtain favorable financing or zoning, environmental matters, the effects of terrorism, the ability of the Company to close properties under contract, the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and other risks detailed from time to time in our filings with the SEC.

The words “believes,” “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in any forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Our forward-looking statements are based on current expectations and speak as of the date of these statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

RISK FACTORS

An investment in our securities involves various risks. You should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of our securities.

USE OF PROCEEDS

Unless otherwise indicated in the accompanying prospectus supplement, we intend to use the net proceeds of any sale of securities for general corporate purposes. Pending application of such net proceeds, we will invest such proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to continue to qualify for taxation as a REIT.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

	2004	2005	2006	2007	2008

Ratio of earnings to fixed charges	11.29	2.17	4.95	0.79	1.33
Ratio of earnings to combined fixed charges and preferred stock dividends	8.84	1.39	3.36	0.54	1.02

We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of pre-tax income from continuing operations, adjusted for equity investees and minority interests, further adjusted for gain on sale of investment property, net of applicable income tax provision, distributed income of equity investees, amortization of capitalized interest and fixed charges less capitalized interest. Fixed charges consist of interest expense (including capitalized interest) and the portion of rental expense representing interest (estimated as 30%). Preferred stock dividends consist of dividends on our Series A preferred stock and Series B preferred stock.

DESCRIPTION OF COMMON STOCK

General

Our authorized common stock consists of 150,000,000 shares of common stock, par value $1.00 per share. Each outstanding share of common stock entitles the holder to one vote on all matters presented to shareholders for a vote. Cumulative voting for the election of directors is not permitted, which means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of common stock have no preemptive rights. At February 23, 2009, there were 51,352,091 shares of common stock outstanding and 985,741 shares of common stock reserved for issuance under our various plans.

Shares of common stock currently outstanding are listed for trading on the New York Stock Exchange, or the NYSE, under the symbol “CUZ.” We will apply to the NYSE to list the additional shares of common stock to be sold pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

All shares of common stock issued will be duly authorized, fully paid, and nonassessable. Distributions may be paid to the holders of common stock if and when declared by our board of directors out of funds legally available therefor.

Under Georgia law, shareholders are generally not liable for our debts or obligations. If Cousins is liquidated, subject to the rights of any holders of preferred stock, if any, to receive preferential distributions, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities.

Provisions of our Articles of Incorporation and Bylaws

In addition to any vote otherwise required by applicable law, our Restated and Amended Articles of Incorporation, as amended, or Articles of Incorporation, provide that:

•	any merger or consolidation of Cousins with or into any other corporation;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Cousins;

•	the adoption of any plan or proposal for the liquidation or dissolution of Cousins; or

•	any reclassification of our securities or recapitalization or reorganization of Cousins,

requires the affirmative vote of the holders of at least two-thirds of the then outstanding shares of common stock. In addition, any amendment of or addition to our Articles of Incorporation or our amended and restated Bylaws (our “Bylaws”) which would have the effect of amending, altering, changing or repealing the foregoing provisions of our Articles of Incorporation requires the affirmative vote of the holders of at least two-thirds of the then outstanding shares of common stock.

The provisions of our Articles of Incorporation described above and those described below under the caption “Restrictions on Transfer” may make it more difficult, and thereby discourage, attempts to take over control of Cousins, and may make it more difficult to remove incumbent management. None of these provisions, however, prohibit an offer for all of the outstanding shares of our common stock or a merger of Cousins with another entity. Other than as set forth in this prospectus, our board of directors has no present plans to adopt any additional measures which would discourage a takeover or change in control of Cousins.

Restrictions on Transfer

In order for Cousins to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See “Certain Federal Income Tax Considerations.” Because our board of directors believes that it is essential for us to continue to qualify as a REIT, our board of directors has adopted, and our shareholders have approved, provisions of the Articles of Incorporation restricting the acquisition of shares of stock.

Article 11 of our Articles of Incorporation generally prohibits any transfer of shares of stock which would cause the transferee of such shares to “Own” shares in excess of 3.9% in value of the outstanding shares of all classes of stock (the “Limit”). For purposes of Article 11, “Ownership” of shares is broadly defined to include all shares that would be attributed to a “Person” for purposes of determining whether Cousins is “closely held” under Section 856(a)(6) of the Code. A “Person” is broadly defined to include an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(1) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, but does not include a corporate underwriter which participates in a public offering of our common stock for a period of seven days following the purchase by such underwriter. “Person” does not include an organization that qualifies under Section 501(c)(3) of the Code and that is not a private foundation within the meaning of Section 509(a) of the Code. Article 11 also prohibits any Person, except for Persons who Owned shares in excess of the Limit on December 31, 1986 (“Prior Owners”), from Owning shares in excess of the Limit. Article 11 further prohibits Prior Owners (including certain family members and other persons whose shares are attributed to such Prior Owners under the relevant sections of the Code) from acquiring any shares not Owned as of December 31, 1986, unless after any such acquisition, such Prior Owner would not Own a percentage of the value of our outstanding shares of stock greater than the percentage of the value of our outstanding shares of stock Owned by such Prior Owner on December 31, 1986, excluding, for the purpose of calculating such Prior Owner’s Ownership percentage after such acquisition, shares acquired since December 31, 1986 through pro rata stock dividends or splits, shareholder approved stock plans or from Persons whose shares are attributed to such Prior Owner for determining compliance with the stock ownership requirement.

The Articles of Incorporation allow our board of directors, in the exercise of its sole and absolute discretion, to except from the Limit certain specified shares of stock proposed to be transferred to a Person who provided our board of directors with such evidence, undertakings and assurances our board of directors may require that such transfer to such Person of the specified shares of stock will not prevent our continued qualification as a REIT under the Code. Our board of directors may, but is not required to, condition the grant of any such exemption on obtaining an opinion of counsel, a ruling from the Internal Revenue Service, assurances from one or more third parties as to future acquisitions of shares or such other assurances as our board of directors may deem to be satisfactory.

If, notwithstanding the prohibitions contained in Article 11, a transfer occurs which, absent the prohibitions, would have resulted in the Ownership of shares in excess of the Limit or in excess of those owned by a Prior Owner on December 31, 1986, such transfer is void and the transferee acquires no rights in the shares. Shares attempted to be acquired in excess of the Limit or shares attempted to be acquired by a Prior Owner after December 31, 1986, as the case may be, would constitute “Excess Shares” under Article 11.

Excess Shares have the following characteristics under Article 11:

•	Excess Shares shall be deemed to have been transferred to Cousins as Trustee of a trust (the “Trust”) for the exclusive benefit of the Person or Persons to whom the Excess Shares are later transferred;

•	an interest in the Trust (representing the number of Excess Shares held by the Trust attributable to the particular transferee) shall be transferable by the transferee (1) at a price not exceeding the price paid by such transferee in connection with the transfer to it or (2) if the shares became Excess Shares in a transaction other than for value, at a price not exceeding the Market Price (as defined) on the date of transfer, and only to a Person who could Own the shares without the shares being deemed Excess Shares;

•	Excess Shares shall not have any voting rights and shall not be considered for the purposes of any shareholder vote or of determining a quorum for such vote, but shall continue to be reflected as issued and outstanding stock of Cousins;

•	no dividends or distributions shall be paid with respect to Excess Shares, and any dividends paid in error on Excess Shares are payable back to us upon demand; and

•	Excess Shares shall be deemed to have been offered for sale to Cousins for the period of 90 days following the date on which the shares become Excess Shares, if notice is given by the transferee to us, or the date on which our board of directors determines that such shares are Excess Shares, if notice is not given by the transferee to Cousins. During such 90-day period, we may accept the offer and purchase any or all of such Excess Shares at the lesser of the price paid by the transferee and the Market Price (as defined) on the date we accept the offer to purchase. Before any transfer of Excess Shares to any transferee, we must (1) be notified, (2) waive our rights to accept the offer to purchase the Excess Shares, and (3) determine in good faith that the shares do not constitute Excess Shares in the hands of the transferee.

Under Article 11, if any Person acquires shares in violation of the prohibitions in Article 11, and we would have qualified as a REIT under the Code but for such acquisition, that Person must indemnify us in an amount equal to the amount that will put us in the same financial position as we would have been in had we not lost our qualified REIT status. Such amount includes the full amount of all taxes, penalties, interest imposed and all costs (plus interest thereon) incurred by us as a result of losing our qualified REIT status. Such indemnification is applicable until we are again able to elect to be taxed as a REIT. If more than one Person has acquired shares in violation of Article 11 at or prior to the time of the loss of REIT qualification, then all such Persons shall be jointly and severally liable for the indemnity.

Article 11 also requires our board of directors to take such action as it deems advisable to prevent or refuse to give effect to any transfer or acquisition of our stock in violation of Article 11, including refusing to make or honor on our books, or seeking to enjoin, a transfer in violation of Article 11. Article 11 does not limit the authority of our board of directors to take any other action as it deems necessary or advisable to protect us and the interests of our shareholders by preserving our qualified REIT status.

Article 11 further requires any Person who acquires or attempts to acquire shares in violation of Article 11 to give us written notice of such transaction and to provide us with such other relevant information as we may request. We can request such information from any Person that we determine, in good faith, is attempting to acquire shares in violation of Article 11.

All certificates representing shares of stock bear a legend referring to the restrictions described above.

Limitation of Directors’ Liability

The Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of a director to Cousins or our shareholders for monetary damages for breaches of such director’s duty of care or other duties as a director. The Articles of Incorporation do not provide for the elimination of, or any limitation on, the personal liability of a director for (1) any appropriation, in violation of the director’s duties, of any business opportunity of Cousins, (2) acts or omissions that involve intentional misconduct or a knowing violation of law, (3) unlawful corporate distributions or (4) any transaction from which the director derived an improper personal benefit. These provisions of our Articles of Incorporation will limit the remedies available to a shareholder in the event of breaches of any director’s duties to such shareholder or Cousins.

Under Article VI of our Bylaws, we are required to indemnify any person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including any action by or in the right of Cousins), by reason of the fact that he is or was a director, officer, agent or employee of Cousins against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding provided that such person shall not be indemnified in any proceeding in which he is adjudged liable to us for:

•	any appropriation, in violation of his duties, or of any business opportunity of Cousins;

•	acts or omissions which involve intentional misconduct or knowing violation of law;

•	unlawful corporate distributions; or

•	any transaction from which such person received improper personal benefit.

Expenses incurred by any person according to the foregoing provisions shall be paid by us in advance of the final disposition of such proceeding upon receipt of the written affirmation of such person’s good faith belief that he has met the standards of conduct required under our Bylaws.

Indemnification Agreements with Directors and Certain Officers

We have entered into indemnification agreements with our directors and certain officers providing contractual indemnification by us to the maximum extent authorized by law.

Shareholder Action

Our Bylaws allow action by the shareholders without a meeting only by unanimous written consent.

Advance Notice for Shareholder Proposals or Nominations at Meetings

In accordance with our Bylaws, shareholders may, (i) nominate persons for election to the Board of Directors or bring other business before an annual meeting of shareholders and (ii) nominate persons for election to the Board of Directors at a special meeting of shareholders, only by delivering prior written notice to us and complying with certain other requirements. With respect to any annual meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the 10th day following the day on which the date of the special meeting and either the names of the nominees proposed to be elected at such meeting or the number of directors to be elected is publicly announced or disclosed. Any notice provided by a shareholder under these provisions must include the information specified in our Bylaws.

Georgia Anti-Takeover Statutes

The Georgia Business Corporation Code restricts certain business combinations with “interested shareholders” and contains fair price requirements applicable to certain mergers with certain interested shareholders that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. Cousins has not elected to be covered by these restrictions, but, although we have no present intention to do so, could elect to do so in the future.

The Georgia Business Corporation Code regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, and where the acquiror became an interested shareholder of the corporation, unless either:

•	the transaction resulting in such acquiror becoming an interested shareholder or the business combination received the approval of the corporation’s board of directors prior to the date on which the acquiror became an interested shareholder;

•	the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons, in the same transaction in which the acquiror became an interested shareholder; or

•	the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons, subsequent to the transaction in which the acquiror became an interested shareholder, and the business combination is approved by a majority of the shares entitled to vote, exclusive of shares owned by the interested shareholder, directors and officers of the corporation, certain affiliates of the corporation and the interested shareholder and certain employee stock plans.

For purposes of this statute, an interested shareholder generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The statute prohibits business combinations with an unapproved interested shareholder for a period of five years after the date on which such person became an interested shareholder. The statute restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

The Georgia Business Corporation Code also prohibits certain business combinations between a Georgia corporation and an interested shareholder unless:

•	certain “fair price” criteria are satisfied;

•	the business combination is unanimously approved by the continuing directors;

•	the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder; or

•	the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any 12-month period.

The fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified “fair price” requirements.

Other Matters

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock. The warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the common stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered by this prospectus. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the designation, number and terms of shares of common stock purchasable upon exercise of such warrants;

•	the process for changes to or adjustments in the exercise price;

•	the date, if any, on and after which such warrants and the related common stock will be separately transferable;

•	the price at which each share of common stock purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities which may be offered by this prospectus. The debt securities will be issued under an Indenture (the “Indenture”) between us and U.S. Bank, National Association as Trustee (the “Trustee”). The Indenture has been filed as an exhibit to our Registration Statement on Form S-3 (No. 333-12031) on September 16, 1996 and is available for inspection at the SEC’s website as described above under “Where You Can Find More Information” and at the corporate trust office of the Trustee. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the debt securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such debt securities. You should also read the applicable prospectus supplement, which will contain additional information and may update or change some of the information below. All section references appearing herein are to sections of the Indenture.

General

The debt securities will be our direct, unsecured obligations and will rank equally with all other unsecured and unsubordinated indebtedness of Cousins. As of the date of this prospectus, we have no publicly registered debt outstanding. At December 31, 2008, our consolidated outstanding debt was $942.2 million. The debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our board of directors or as established in one or more indentures supplemental to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series (Section 301).

The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of debt securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of debt securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of debt securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of debt securities for which it is Trustee under the Indenture.

Reference is made to the prospectus supplement relating to the series of debt securities offered thereby for the specific terms thereof, including:

(1) the title of such debt securities;

(2) the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

(3) the percentage of the principal amount at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

(4) the date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

(5) the rate or rates, or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

(6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(7) the place or places where the principal of (and premium, if any), interest, if any, and additional amounts, if any, on such debt securities will be payable, such debt securities may be surrendered for registration of transfer or exchange and notices or demands to or upon us in respect of such debt securities and the Indenture may be served;

(8) the period or periods within which, the price or prices at which, and the terms and conditions upon which such debt securities may be redeemed, as a whole or in part, at our option, if we are to have such an option;

(9) the obligation, if any, of us to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

(10) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any registered debt securities (“Registered Securities”) shall be issuable and, if other than denominations of $5,000 and any integral multiple thereof, the denomination or denominations in which any bearer debt securities (“Bearer Securities”) shall be issuable;

(11) if other than the Trustee, the identity of each security registrar and/or paying agent;

(12) if other than the principal amount thereof, the portion of the principal amount of the debt securities that shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion shall be determined;

(13) if other than U.S. dollars, the currency or currencies in which payment of the principal of (and premium, if any) or interest or additional amounts, if any, on the debt securities shall be payable or in which the debt securities shall be denominated;

(14) whether the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices), and the manner in which such amounts shall be determined;

(15) whether the principal of (and premium, if any) or interest or additional amounts, if any, on the debt securities are to be payable, at our election or a holder (a “Holder”) thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are to be so payable;

(16) provisions, if any, granting special rights to the Holders of the debt securities upon the occurrence of such events as may be specified;

(17) any deletions from, modifications of or additions to the events of default (the “Events of Default”) or covenants of Cousins with respect to the debt securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the Indenture;

(18) whether the debt securities are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities may be exchanged for Registered Securities and vice versa (if permitted by applicable laws and regulations), whether any debt securities are to be issuable initially in temporary global form and whether any debt securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global debt security may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, and, if Registered Securities are to be issuable as a global debt security, the identity of the depositary for such series;

(19) the date as of which any Bearer Securities and any temporary global debt security representing Outstanding (as hereinafter defined) debt securities shall be dated if other than the date of original issuance of the first debt security of the series to be issued;

(20) the person to whom any interest on any Registered Security shall be payable, if other than the person in whose name that debt security is registered at the close of business on the applicable record date (the “Regular Record Date”) for such interest, the manner in which, or the person to whom any interest on any Bearer Security shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global debt security on an interest payment date (an “Interest Payment Date”) will be paid;

(21) if the defeasance and covenant defeasance provisions described herein are to be inapplicable or any modifications of such provisions;

(22) if the debt securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary debt security) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

(23) whether and under what circumstances we will pay additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

(24) with respect to any debt securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of Cousins), (i) the possible effects of such provisions on the market price of our securities or in deterring certain mergers, tender offers or other takeover attempts, and our intention to comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable securities laws in connection with such provisions; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such debt securities may be effectively subordinated; and (iii) the existence of any limitations on our financial or legal ability to repurchase such debt securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default;

(25) conversion or exchange provisions, if any; and

(26) any other terms of such debt securities not inconsistent with the terms of the Indenture.

The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof (“Original Issue Discount Securities”). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

Except as described under “— Merger, Consolidation or Sale” or as may be set forth in any prospectus supplement, the Indenture does not contain any other provisions that would limit the ability of us to incur indebtedness or that would afford holders of the debt securities protection in the event of (i) a highly leveraged or similar transaction involving us, or our management, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In addition, subject to the limitations set forth under “— Merger, Consolidation or Sale,” we may, in the future, enter into certain transactions, such as the sale of all or substantially all of our assets or the merger or consolidation of Cousins, that would increase the amount of our indebtedness or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our indebtedness, including the debt securities. In addition, restrictions on ownership and transfers of our common stock are designed to preserve our status as a REIT and, therefore, may act to prevent or hinder a change of control. See “Description of Common Stock — Restrictions on Transfer.” Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

The applicable prospectus supplement will summarize the nature and scope of any event risk provisions contained in any offered debt security, including the types of events protected by such provisions and any limitations on our ability to satisfy our obligations under such provisions. The applicable prospectus supplement also will summarize anti-takeover provisions in other securities of Cousins, if any, which could have a material effect on the offered debt securities. Such summary will contain a detailed and quantifiable definition of any “change in control” provision.

Reference is made to “— Certain Covenants” below and to the description of any additional covenants with respect to a series of debt securities in the applicable prospectus supplement. Except as otherwise described in the applicable prospectus supplement, compliance with such covenants generally may not be waived with respect to a series of debt securities by our board of directors or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding debt securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under “— Discharge, Defeasance and Covenant Defeasance” below apply to such series of debt securities. See “— Modification of the Indenture.”

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series which are Registered Securities, other than Registered Securities issued in global form (which may be of any denomination) shall be issuable in denominations of $1,000 and any integral multiple thereof, and the debt securities which are Bearer Securities, other than Bearer Securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 (Section 302).

Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the Trustee, provided that, at our option, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 307 and 1002).

Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a debt security (“Defaulted Interest”) will forthwith cease to be payable to the Holder on the Regular Record Date and may either be paid to the Person in whose name such debt security is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such debt security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee. Every debt security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but the Trustee or we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the Trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

Neither we nor the Trustee shall be required (i) to issue, register the transfer of or exchange any debt security if such debt security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the debt securities to be redeemed and ending at the close of business on (A) if such debt securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (B) if such debt securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such debt securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed, or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such debt security not to be so repaid (Section 305).

Merger, Consolidation or Sale

We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that (a) we shall be the continuing entity, or the successor entity (if other than Cousins) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of us or any subsidiary of Cousins (a “Subsidiary”) as a result thereof as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer’s certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

Certain Covenants

Existence.  Except as permitted under “— Merger, Consolidation or Sale,” we are required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the Holders of the debt securities (Section 1006).

Maintenance of Properties.  We are required to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we and our Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section 1007).

Insurance.  We are required to, and are required to cause each of our Subsidiaries to, keep all of our insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1008).

Payment of Taxes and Other Claims.  We are required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or that of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of us or any Subsidiary; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

Provision of Financial Information.  The Holders of debt securities will be provided with copies of the annual reports and quarterly reports of Cousins. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act and for so long as any debt securities are outstanding, we will, to the extent permitted under the Exchange Act, be required to file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to such Section 13 or 15(d) (the “Financial Statements”) if we were so subject, such documents to be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which we would have been required so to file such documents if we were so subject. We will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of debt securities, as their names and addresses appear in the security register for the debt securities (the “Security Register”), without cost to such Holders, copies of the annual reports and quarterly reports which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such Sections and (y) if filing such documents by us with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).

Additional Covenants.  Any additional or different covenants of Cousins with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver

The Indenture provides that the following events are “Events of Default” with respect to any series of debt securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any debt security of such series; (b) default in the payment of the principal of (or premium, if any, on) any debt security of such series at its maturity; (c) default in making any sinking fund payment as required for any debt security of such series; (d) default in the performance of any other covenant of Cousins contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of Cousins or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any Significant Subsidiary or any of their respective property; and (g) any other Event of Default provided with respect to a particular series of debt securities. The term “Significant Subsidiary” means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of Cousins.

If an Event of Default under the Indenture with respect to debt securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or Securities, the terms of which provide that the principal amount thereof payable at maturity may be more or less than the principal face amount thereof at original issuance (“Indexed Securities”), such portion of the principal amount as may be specified in the terms thereof) of all of the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding debt securities of such series (or of all debt securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) we shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the debt securities of such series (or of all debt securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding debt securities of any series (or of all debt securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any debt security or such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding debt security affected thereby (Section 513).

The Trustee will be required to give notice to the Holders of debt securities within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

The Indenture provides that no Holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof (Section 508).

Subject to provisions in the Indenture relating to the Trustee’s duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of debt securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding debt securities of any series (or of all debt securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512).

Within 120 days after the close of each fiscal year, we must deliver to the Trustee a certificate, signed by one of several of our specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding debt securities or series of Outstanding debt securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holders of each such debt security affected thereby, (a) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such debt security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such debt security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security; (e) reduce the above stated percentage of outstanding debt securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of such debt security (Section 902). A debt security shall be deemed outstanding (“Outstanding”) if it has been authenticated and delivered under the Indenture unless, among other things, such debt security has been cancelled or redeemed.

The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding debt securities have the right to waive compliance by us with certain covenants relating to such series of debt securities in the Indenture (Section 1013).

Modifications and amendments of the Indenture may be made by us and the Trustee without the consent of any Holder of debt securities for any of the following purposes: (i) to evidence the succession of another Person to us as obligor under the Indenture; (ii) to add to our covenants for the benefit of the Holders of all or any series of debt securities or to surrender any right or power conferred upon us in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of debt securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided, that such action shall not adversely affect the interests of the Holders of the debt securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no debt securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the debt securities; (vii) to establish the form or terms of debt securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of debt securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the Holders of the debt securities of any series in any material respect (Section 901).

The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of debt securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a debt security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture; and (iv) debt securities owned by us or any other obligor upon the debt securities or any of our affiliates or of such other obligor shall be disregarded.

The Indenture contains provisions for convening meetings of the Holders of debt securities of a series (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the Outstanding debt securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each debt security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of Holders of debt securities of any series duly held in accordance with the Indenture will be binding on all Holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding debt securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding debt securities of such series will constitute a quorum (Section 1504).

Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding debt securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to Holders of any series of debt securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Sections 1401 and 1404).

The Indenture provides that, if the provisions of Article Fourteen are made applicable to the debt securities of or within any series pursuant to Section 301 of the Indenture, we may elect either (a) to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (“defeasance”) (Section 1402) or (b) to be released from our obligations with respect to such debt securities under Sections 1004 to 1011, inclusive, of the Indenture (including the restrictions described under “Certain Covenants”) and our obligation with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such debt securities (“covenant defeasance”) (Section 1403), in either case upon the irrevocable deposit by us with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at the stated maturity date specified thereon (“Stated Maturity”), or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust will only be permitted to be established if, among other things, we have delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. Federal income tax law occurring after the date of the Indenture (Section 1404).

“Government Obligations” means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (a) the Holder of a debt security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. “Conversion Event” means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under “— Events of Default, Notice and Waiver” with respect to Sections 1004 to 1011, inclusive, of the Indenture (which Sections would no longer be applicable to such debt securities) or described in clause (g) under “— Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such debt securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of our preferred stock that may be offered by this prospectus as well as a description of our Series A Cumulative Redeemable Preferred Stock, or Series A preferred stock, and Series B Cumulative Redeemable Preferred Stock, or Series B preferred stock, outstanding as of the date of this prospectus. We refer to our Series A preferred stock and Series B preferred stock collectively as our Existing preferred stock. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

In this section, we have summarized the material terms and provisions of the preferred stock as well as the material terms and provisions of the Existing preferred stock. You should read our Articles of Incorporation and the amendment to our Articles of Incorporation establishing the terms of the series of our preferred stock (the “Certificate of Designations”) relating to the applicable series of the preferred stock, including the Certificates of Designations setting forth the terms of the Existing preferred stock, for additional information before you buy any preferred stock.

Our Preferred Stock Generally

Pursuant to our Articles of Incorporation, our board of directors has the authority, without further shareholder action, to issue a maximum of 20,000,000 shares of preferred stock, $1.00 par value per share. As of December 31, 2008, there were 2,993,090 shares of Series A preferred stock issued and outstanding and 3,791,000 shares of Series B preferred stock issued and outstanding. Our Series A preferred stock trades on the NYSE under the symbol “CUZPRA.” Our Series B preferred stock trades on the NYSE under the symbol “CUZPRB.” We will apply to the NYSE to list the additional shares of preferred stock to be sold pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

The board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

•	the dividend rate, the times of payment and the date from which dividends will accumulate, if dividends are to be cumulative;

•	whether and upon what terms the shares will be redeemable;

•	whether and upon what terms the shares will have a sinking fund;

•	whether and upon what terms the shares will be convertible or exchangeable;

•	whether the shares will have voting rights and the terms thereof;

•	the rights of the holders upon our liquidation, dissolution or winding-up;

•	restrictions on transfer to preserve our tax status as a REIT; and

•	any other relative rights, powers and limitations or restrictions.

These terms will be described in the applicable prospectus supplement for any series of preferred stock that we offer. In addition, you should read the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the title of the series of preferred stock and the number of shares offered;

•	the initial public offering price at which we will issue the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

When we issue the preferred stock, the shares will be fully paid and nonassessable. This means that the full purchase price for the outstanding preferred stock will have been paid and the holders of such preferred stock will not be assessed any additional monies for such preferred stock. Unless the applicable prospectus supplement specifies otherwise:

•	each series of preferred stock will rank senior to our common stock and equally in all respects with the outstanding shares of each other series of preferred stock; and

•	the preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future. This means that the holders of preferred stock will have no right, as holders of preferred stock, to buy any portion of those issued securities.

Shareholder Liability

Georgia law provides that no shareholder, including holders of preferred stock, shall be personally liable for the acts and obligations of a Georgia corporation. This means that with respect to the Company, the funds and property of the Company will be the only recourse for these acts or obligations.

Restrictions on Ownership

As discussed above under “Description of Common Stock — Restrictions on Transfer,” for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding stock, including any of our preferred stock, in addition to the restrictions currently applicable to all classes of our stock pursuant to Article 11 of our Articles of Incorporation. Therefore, the Certificate of Designations for each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Registrar and Transfer Agent

The Registrar and Transfer Agent for the preferred stock will be set forth in the applicable prospectus supplement.

Existing Preferred Stock — Ranking

With respect to the payment of dividends and amounts upon liquidation, the Existing preferred stock ranks:

•	senior to our common stock and to any other class or series of our capital stock other than any class or series referred to in the next succeeding bullet points;

•	on a parity with any other class or series of our capital stock the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Existing preferred stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up;

•	junior to any class or series of our capital stock the terms of which specifically provide that such class or series of capital stock ranks senior to the Existing preferred stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up; and

•	junior to our indebtedness.

Existing Preferred Stock — Dividends

Holders of Series A preferred stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7 3/4% per year of the $25.00 liquidation preference per share, equivalent to a fixed annual amount of $1.9375 per share. Holders of Series B preferred stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7 1/2% per year of the $25.00 liquidation preference per share, equivalent to a fixed annual amount of $1.875 per share. Dividends on the Existing preferred stock are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, and if such day is not a business day, the next succeeding business day. We refer to each of these dates as a “dividend payment date” in this prospectus, and the period beginning after each dividend payment date and ending on the next succeeding dividend payment date is referred to as the “dividend period.” Any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which is the first day of the calendar month in which the applicable dividend payment date falls or on such other date designated by our board of directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such dividend payment date. We refer to each of these dates as a “dividend record date” in this prospectus.

No dividends on Existing preferred stock may be declared by our board of directors or paid or set apart for payment by us if such declaration or payment is restricted or prohibited by law, or at any time at which one or more of our contractual agreements, including any agreement relating to our outstanding indebtedness, (a) prohibits the declaration, payment or setting apart for payment of dividends or (b) provides that the declaration, payment or setting apart for payment of dividends would constitute a breach thereof or a default thereunder.

Notwithstanding the foregoing, dividends on the Existing preferred stock accrue regardless of whether:

•	our agreements, including our credit facilities, at any time prohibit the current payment of dividends;

•	we have earnings;

•	there are funds legally available for the payment of such dividends; or

•	such dividends are declared.

Accrued but unpaid dividends on the Existing preferred stock will accumulate as of the dividend payment date on which they first become payable. No dividends will be declared or paid or set apart for payment, and no distribution will be made, on any of our common stock or any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Existing preferred stock, other than a dividend that consists of shares of our common stock or shares of any other class of stock ranking junior to the Existing preferred stock as to dividends and upon liquidation, for any period unless full cumulative dividends on the Existing preferred stock have been, or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment for all dividend periods ending on or prior to the date of such action with respect to our common stock or any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Existing preferred stock.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) with respect to the Existing preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Existing preferred stock, all dividends declared upon the Existing preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Existing preferred stock will be declared pro rata so that the amount of dividends declared per share of Existing preferred stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Existing preferred stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such shares of preferred stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Existing preferred stock which may be in arrears.

Unless full cumulative dividends on the Existing preferred stock have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, for all dividend periods ending on or prior to the date of any action described below:

•	no dividends (other than in shares of our common stock or shares of our capital stock ranking junior to the Existing preferred stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment;

•	no other distribution may be declared or made upon shares of our common stock or any shares of our capital stock ranking junior to or on a parity with the Existing preferred stock as to dividends or upon liquidation; and

•	no shares of our common stock, or any other shares of our capital stock ranking junior to or on a parity with the Existing preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired by us for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) (except by conversion into or exchange for other of our shares of capital stock ranking junior to the Existing preferred stock as to dividends and upon liquidation, and except for our redemption, purchase or acquisition of “Excess Shares” under our Articles of Incorporation to ensure that we remain a qualified REIT for federal income tax purposes).

Holders of the Existing preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Existing preferred stock as provided above. Any dividend payment made on the Existing preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Existing Preferred Stock — Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Existing preferred stock will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $25.00 per share, plus all accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock that ranks junior to the Existing preferred stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Existing preferred stock will have no right or claim to any of our remaining assets.

In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Existing preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on a parity with the Existing preferred stock in the distribution of assets, then the holders of the Existing preferred stock and all other such classes or series will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Our consolidation, combination or merger with or into any other corporation, trust or entity or consolidation or merger of any other corporation with or into us, the sale, lease or conveyance of all or substantially all of our assets, property or business or any statutory share exchange, will not be deemed to constitute a liquidation, dissolution or winding up of us.

Existing Preferred Stock — Redemption

The Series B preferred stock is not redeemable before December 17, 2009. However, in order to ensure that we remain a qualified REIT for federal income tax purposes, shares of Series B preferred stock and any other shares of our capital stock that are owned by a shareholder in excess of a specified ownership limit may automatically become “Excess Shares” under our Articles of Incorporation, which we will have the right to purchase from the holder. See “— Restrictions on Ownership.”

On and after December 17, 2009, we, at our option upon not less than 30 nor more than 60 days prior written notice, may redeem the Series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such shares to the date fixed for redemption (except as provided below), without interest. We, at our option upon not less than 30 nor more than 60 days prior written notice, may redeem the Series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such shares to the date fixed for redemption (except as provided below), without interest. Holders of Existing preferred stock to be redeemed must surrender the Existing preferred stock at the place designated in the notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender. If notice of redemption of any Existing preferred stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any Existing preferred stock called for redemption, then from and after the redemption date:

•	dividends will cease to accrue on the Existing preferred stock;

•	the Existing preferred stock will no longer be deemed outstanding; and

•	all rights of the holders of the Existing preferred stock will terminate, except the holder’s right to receive the redemption price.

If less than all of the outstanding Existing preferred stock is to be redeemed, the Existing preferred stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us.

Unless full cumulative dividends on all Existing preferred stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for all dividend periods ending on or prior to the date of any applicable redemption, purchase or acquisition, no Existing preferred stock may be redeemed unless all outstanding shares of Existing preferred stock are simultaneously redeemed, and we may not purchase or otherwise acquire directly or indirectly any Existing preferred stock (except by exchange for shares of our capital stock ranking junior to the Existing preferred stock as to dividends and upon liquidation). This requirement will not prevent the Existing preferred stock from becoming “Excess Shares” under our Articles of Incorporation or the purchase by us of Excess Shares in order to ensure that we remain qualified as a REIT for federal income tax purposes.

The terms of the Existing preferred stock do not prevent us from conducting open-market purchases of our Existing preferred stock and/or any of our other equity securities from time to time, in accordance with applicable law and subject to the limitations described under the headings “Existing Preferred Stock — Dividends” and “Existing Preferred Stock — Redemption” above.

Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days before the redemption date. A similar notice will be mailed by us, postage prepaid, not less than 30 nor more than 60 days before the redemption date, addressed to the respective holders of record of the Existing preferred stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Existing preferred stock except as to the holder to whom notice was defective or not given. Each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of Existing preferred stock to be redeemed;

•	the place or places where shares of Existing preferred stock are to be surrendered for payment of the redemption price; and

•	that dividends on the Existing preferred stock to be redeemed will cease to accrue on such redemption date.

If less than all of the shares of Existing preferred stock held by any holder are to be redeemed, the notice mailed to the holder will also specify the number of shares to be redeemed.

The holders of Existing preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Existing preferred stock on the corresponding dividend payment date notwithstanding the redemption thereof between the dividend record date and the corresponding dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Existing preferred stock that are called for redemption.

The Existing preferred stock has no stated maturity and is not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we remain a qualified REIT for federal income tax purposes, Existing preferred stock owned by a shareholder in excess of the ownership limit specified in the Articles of Incorporation may become “Excess Shares” under our Articles of Incorporation, which we will have the right to purchase from the holder. See “Existing Preferred Stock — Restrictions on Ownership.”

Existing Preferred Stock — Voting Rights

Holders of the Existing preferred stock do not have any voting rights, except as set forth below or as otherwise from time to time required by law.

Whenever we fail to pay dividends on any Existing preferred stock for six or more quarterly periods, which we refer to in this prospectus as a “preferred dividend default,” the holders of the series of preferred stock so affected (voting separately as a class with all other series of preferred stock, if any, ranking on a parity with the Existing preferred stock as to dividends or upon liquidation, referred to in this prospectus as “parity preferred,” upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two members of our board of directors, referred to in this prospectus as “preferred directors”:

•	at the next annual meeting of the shareholders or at a special meeting of the shareholders called by the holders of record of at least 20% of either the Series A preferred stock or the Series B preferred stock or the holders of 20% of any other series of such parity preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders); and

•	at each subsequent annual meeting until all dividends accrued on the applicable series of preferred stock for all dividend periods ending on or prior to the date of any applicable annual meeting shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

If and when all accumulated dividends on the Existing preferred stock shall have been declared and paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every preferred dividend default) and, if all accumulated dividends have been paid in full or declared and set aside for payment in full on all Existing preferred stock and series of parity preferred upon which like voting rights have been conferred and are exercisable, the term of office of each preferred director so elected shall terminate.

Any preferred director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Existing preferred stock (voting separately as a class with all other series of parity preferred, if any, upon which like voting rights have been conferred and are exercisable). So long as a preferred dividend default shall continue, any vacancy in the office of a preferred director may be filled by written consent of the preferred director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Existing preferred stock when they have the voting rights described above (voting separately as a class with all other series of parity preferred, if any, upon which like voting rights have been conferred and are exercisable). The preferred directors will each be entitled to one vote per director on any matter.

So long as any shares of Existing preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of each class of the Existing preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

•	authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such class of Existing preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of our capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•	amend, alter or repeal the provisions of our Articles of Incorporation, by merger, consolidation or otherwise (an “event”), so as to materially and adversely affect any right, preference, privilege or voting power of such class of Existing preferred stock or the holders thereof, provided, however, with respect to the occurrence of any event set forth in the second bullet point above, so long as any shares of such class of Existing preferred stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event we may not be the surviving entity, the occurrence of any such event will not be deemed to materially and adversely affect any right, preference, privilege or voting power of such class of Existing preferred stock or the holders thereof, and provided further that (1) any increase in the amount of the authorized common stock or preferred stock or the creation or issuance of any other series of common stock or preferred stock, ranking on a parity with or junior to the Existing preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or (2) any change to the number or classification of our directors, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers, and provided further that any amendment to Article 11 of our Articles of Incorporation relating to “Excess Shares,” the ownership limit set forth therein or any other matter described therein of any type or nature will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers so long as after such amendment, any single “Person” may “Own” (each as defined in Article 11 of the Articles of Incorporation prior to or after such amendment) 3.9% of the value of the outstanding shares of our capital stock without violating the ownership limit set forth therein.

The foregoing voting provisions will not apply, and each class of Existing preferred stock will not be entitled to vote, after any notice of redemption is mailed to the holders and a sum sufficient to redeem the shares of such class has been deposited with a bank, trust company, or other financial institution under an irrevocable obligation to pay the redemption price to the holders upon surrender of the shares.

Existing Preferred Stock — Conversion

The Existing preferred stock is not convertible into or exchangeable for any of our other property or securities. However, to preserve our status as a REIT for federal income tax purposes, shares of Existing preferred stock may become “Excess Shares” under Article 11 of our Articles of Incorporation. See “Existing Preferred Stock — Restrictions on Ownership.”

Existing Preferred Stock — Restrictions on Ownership

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in complying with this requirement, subject to certain exceptions, the Articles of Incorporation limit “Ownership” (as defined in the Articles of Incorporation) by a single “Person” (as defined in the Articles of Incorporation) to 3.9% of the aggregate value of all outstanding shares of all classes of stock (including the Existing preferred stock). For a more complete description of the transfer restrictions contained in our Articles of Incorporation, please see the discussion above under the heading “Description of Common Stock — Restrictions on Transfer.”

Existing Preferred Stock — Transfer Agent

The transfer agent, registrar and dividend disbursing agent for the Existing preferred stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

General

This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may offer fractional interests in preferred stock, rather than full preferred stock. If we do, it will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a depositary which will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the share of preferred stock underlying such depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement.

If you surrender depositary receipts at the principal office of the depositary (unless the related depositary shares have previously been called for redemption), you are entitled to receive at such office the number of shares of preferred stock and any money or other property represented by such depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue you a new depositary receipt evidencing such excess number of depositary shares at the same time that the shares of preferred stock are withdrawn. Holders of preferred stock received in exchange for depositary shares will no longer be entitled to deposit such shares under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

We have summarized selected terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. The summary is not complete. We will file the form of deposit agreement, including the form of depositary receipt, as an exhibit to a Current Report on Form 8-K before we issue the depositary shares. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of such series.

Dividends

The depositary will distribute all cash dividends received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

Redemption of Depositary Shares

If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of such series of the preferred stock held by the depositary. The depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying share of preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata or by any other equitable method determined by us that preserves our REIT status.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon such redemption. Such payments will be made when holders surrender their depositary receipts to the depositary.

Conversion

If any series of preferred stock underlying the depositary shares is subject to conversion, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

The depositary will vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any shares of preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the applicable prospectus supplement will set forth the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by a depositary receipt.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least two-thirds of the depositary shares then outstanding. A deposit agreement will automatically terminate if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed; or

•	there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

A deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable preferred stock depositary if (1) termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such preferred stock depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such preferred stock depositary with respect to such depositary receipts. We will agree that if a deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous

We will forward to the holders of depositary shares all reports and communications that we must furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

The depositary may resign at any time by giving us notice, and we may remove or replace the depositary at any time.

Restrictions on Ownership

As discussed above under “Description of Common Stock — Restrictions on Transfer,” for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned,

directly or constructively, by five or fewer individuals, including certain entities that are treated as individuals for this purpose, during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any of our preferred stock. Therefore, the Certificate of Designations for each series of preferred stock underlying the depositary shares may contain provisions restricting the ownership and transfer of the preferred stock. The deposit agreement may contain similar provisions. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock and any depositary shares.

BOOK ENTRY PROCEDURES AND SETTLEMENT

We can issue the securities covered by this prospectus in definitive form or in the form of one or more global securities. The applicable prospectus supplement will describe the manner in which the securities offered thereby will be issued.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material federal income tax considerations relating to our taxation as a REIT under the Code. As used in this section, the terms “we” and “our” refer solely to Cousins Properties Incorporated and not to our subsidiaries and affiliates which have not elected to be taxed as REITs under the Code.

This section also summarizes material federal income tax considerations relating to the ownership and disposition of our common stock. A prospectus supplement will contain information about additional federal income tax considerations, if any, relating to a particular offering of warrants, debt securities, preferred stock or depositary shares.

King & Spalding LLP has reviewed this summary and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of our common stock. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

The information in this section is based on the current provisions of the Code, current final, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies reflected in private letter rulings issued to other taxpayers, which would not be binding on the Internal Revenue Service in any of its dealings with us. These sources are being relied upon as of the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of law, on which the information in this section is based. Any change of this kind could apply retroactively to transactions preceding the date of the change in law. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following discussion will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

Each prospective shareholder is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of our status as a REIT and the ownership and sale of our stock. This includes the federal, state, local, and foreign income and other tax consequences of the ownership and sale of our stock, and the potential impact of changes in applicable tax laws.

Taxation of Cousins Properties Incorporated

General.  We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, and we believe that we have met the requirements for qualification and taxation as a REIT since our initial REIT election in 1987. We intend to continue to operate in such a manner as to continue to so qualify, but no assurance can be given that we have qualified or will remain qualified as a REIT. We have not requested and do not intend to request a ruling from the Internal Revenue Service as to our current status as a REIT. However, we have received an opinion from Deloitte Tax LLP stating that, since the commencement of our taxable year which began January 1, 2004 through the tax year ending December 31, 2008, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our actual method of operation has enabled, and our proposed method of organization and operation will enable, us to continue to meet the requirements for qualification and taxation as a REIT, provided that we have been organized and have operated and continue to be organized and to operate in accordance with certain assumptions and representations made by us. It must be emphasized that this opinion is based on various assumptions and on our representations concerning our organization and operations, including an assumption that we qualified as a REIT at all times from January 1, 1987 through December 31, 2003, and including representations regarding the nature of our assets and the conduct and method of operation of our business. The opinion cannot be relied upon if any of those assumptions and representations later prove incorrect. Moreover, continued qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various REIT qualification tests imposed under the Code, the results of which will not be reviewed by Deloitte Tax LLP. Accordingly, no assurance can be given that the actual results of our operations will satisfy such requirements. Additional information regarding the risks associated with our failure to qualify as a REIT is set forth under the caption “Risk Factors.”

The opinion of Deloitte Tax LLP is based upon current law, which is subject to change either prospectively or retroactively. Changes in applicable law could modify the conclusions expressed in the opinion. Moreover, unlike a tax ruling (which we will not seek), this opinion is not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service could not successfully challenge our status as a REIT.

If we have qualified and continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income and capital gain that we distribute (or are deemed to distribute) currently to our shareholders. Even if we qualify as a REIT, however, we will be subject to federal income taxes under the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the “alternative minimum tax” on certain items of tax preference. Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. This 100% tax on income from prohibited transactions is discussed in more detail below. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless have maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the income attributable to the greater of the amount by which we failed the 75% or 95% test, multiplied by a fraction intended to reflect our profitability. Sixth, if we were to violate one or more of the REIT asset tests (as discussed below) under certain circumstances, but the violation was due to reasonable cause and not willful neglect and we were to take certain remedial actions, we may avoid a loss of our REIT status by, among other things, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during a specified period. Seventh, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income (including net capital gain) from prior years, subject to certain adjustments, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Eighth, if we were to acquire any asset, directly or indirectly, from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which our basis in the asset is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we were to recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired such asset, then, to the extent of such property’s “built-in” gain (the excess of the fair market value of such property at the time we acquired it over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable. We refer to this tax as the “Built-in Gains Tax.” Ninth, if we fail to satisfy certain of the REIT qualification requirements under the Code (other than the gross income and asset tests), and the failure is due to reasonable cause and not willful neglect, we may be required to pay a penalty of $50,000 for each such failure to maintain our REIT status. Finally, if we fail to comply with the requirements to send annual letters to certain shareholders requesting information regarding the actual ownership of our outstanding stock and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

Activities conducted by our taxable REIT subsidiaries, including Cousins Real Estate Corporation (“CREC”) and its subsidiaries, are subject to federal income tax at regular corporate rates. In general, a taxable REIT subsidiary may engage in activities that, if engaged in directly by a REIT, would produce income that does not satisfy the REIT gross income tests, described below, or income that, if earned by the REIT, would be subject to the 100% tax on prohibited transactions, also described below. A number of constraints, however, are imposed on REITs and their taxable REIT subsidiaries to ensure that taxable REIT subsidiaries pay an appropriate corporate-level tax on their income. For example, a taxable REIT subsidiary is subject to the “earnings stripping” rules of the Code with respect to interest paid to the REIT, which could defer or disallow a portion of our taxable REIT subsidiaries’ deductions for interest paid to us under certain circumstances. In addition, if our taxable REIT subsidiaries make deductible payments to us (such as interest or rent), and the amount of those deductible payments is determined by the Internal Revenue Service to exceed the amount that unrelated parties would charge to each other, we would be subject to a 100% penalty tax on the excess payments. We would incur a similar 100% penalty tax on a portion of the rent we receive from our tenants, to the extent the Internal Revenue Service determines that the rent payments are attributable to certain services provided to our tenants by our taxable REIT subsidiaries without receiving adequate compensation either from us or from our tenants.

Requirements for Qualification.  The Code defines a REIT as a corporation, trust or association:

(1) which is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

(4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);

(7) which makes an election to be a REIT (or has made such an election for a previous taxable year, which election has not been revoked or terminated) and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT status;

(8) which uses the calendar year as its taxable year; and

(9) which meets certain other tests, described below, regarding the nature of its income and assets and regarding distributions to its shareholders.

The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, and that condition (6) must be met during the last half of each taxable year. We have issued sufficient shares of our common stock with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6). We will be treated as having met condition (6) above if we complied with certain Treasury Regulations for ascertaining the ownership of our stock and if we did not know (or after the exercise of reasonable diligence would not have known) that our stock was sufficiently closely held to cause us to fail condition (6). In addition, Article 11 of our Articles of Incorporation contains restrictions regarding the transfer and ownership of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in clauses (5) and (6) above but without causing us to violate the freely transferable shares requirement described in clause (2) above. See “Description of Common Stock — Restrictions on Transfer.”

In the case of a REIT owning an interest in a partnership, joint venture, limited liability company, or other legal entity that is classified as a partnership for federal income tax purposes (which we refer to collectively as partnerships), the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share (based on the REIT’s capital interest in the partnership). In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests that are discussed below. We own interests in a number of partnerships (the “Subsidiary Partnerships”), and thus, our proportionate share of the assets, liabilities and items of income from the Subsidiary Partnerships are treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.

Income Tests.  To maintain our qualification as a REIT, we must satisfy two gross income requirements annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, mortgage interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. In our taxable years from 1998 through 2004, any payment that we received under certain kinds of financial instruments that we entered into to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, as well as any gain derived from the sale or other disposition of any such investment, constituted qualifying income for purposes of the 95% gross income test (but not the 75% gross income test). In our taxable years beginning on or after January 1, 2005, any transaction that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets must constitute a properly identified “hedging transaction” (in accordance with Section 1221 of the Code and the Treasury Regulations thereunder) to avoid giving rise to non-qualifying gross income, and any income or gain that we derive from such a properly-identified hedging transaction will be excluded from our gross income for purposes of the 95% gross income test (but not the 75% gross income test). For hedging transactions entered into after July 30, 2008, such income is also excluded for purposes of the 75% gross income test.

Rents that we receive will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as “rents from real property” if we directly or constructively were deemed to own 10% or more of the ownership interests in such tenant (a “Related Party Tenant”), unless such tenant is our taxable REIT subsidiary and certain other conditions are satisfied. Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, for rent to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to our tenants, other than through an “independent contractor” from whom we derive no revenue. The “independent contractor” requirement, however, does not apply to the extent the services we provide are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, the “independent contractor” requirement will not apply to noncustomary services we provide, if the annual value of such noncustomary services does not exceed 1% of the gross income derived from the property with respect to which the noncustomary services are provided (the “1% de minimis exception”). For this purpose, such services may not be valued at less than 150% of our direct cost of providing the services, and any gross income deemed to have been derived by us from the performance of noncustomary services pursuant to the 1% de minimis exception will constitute nonqualifying gross income under the 75% and 95% gross income tests. In addition, our taxable REIT subsidiaries are permitted to provide noncustomary services to our tenants without causing the rents we receive from such tenants to be disqualified as “rents from real property.”

From time to time, we may derive rent from certain tenants based, in whole or in part, on the net profits of the tenant, rent from Related Party Tenants, or rent that is more than 15% attributable to personal property. However, the amount of such nonqualifying rent income, if any, is not expected to be material, and we have complied and believe we will continue to comply with the 95% and 75% gross income tests. In addition, based on our knowledge of the real estate markets in the geographic regions in which we operate, we believe that all services that are provided to the tenants of the properties generally will be considered “usually or customarily” rendered in connection with the rental of comparable real estate. Further, we intend to provide any noncustomary services only through qualifying independent contractors, through our taxable REIT subsidiaries or in compliance with the 1% de minimis exception.

We manage certain properties held by the Subsidiary Partnerships, and in return for such services, we receive certain management and accounting fees. We obtained a ruling from the Internal Revenue Service that the portion of such fees that is apportioned to the capital interests of the other partners constitutes non-qualifying gross income for purposes of Section 856 of the Code, and the portion of each fee that is apportioned our capital interest is disregarded for purposes of Section 856 of the Code. We also expect to receive certain other types of non-qualifying income, such as dividends and interest paid by CREC to us (which will qualify under the 95% gross income test but not under the 75% gross income test). We believe, however, that the aggregate amount of such non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

If we were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect and we attach a schedule to our federal income tax return containing certain information concerning our gross income. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “General,” even if these relief provisions were to apply, a tax would be imposed with respect to the excess income.

Asset Tests.  At the close of each quarter of our taxable year, we must satisfy several tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including our allocable share of real estate assets held by the Subsidiary Partnerships), certain temporary investments in stock or debt instruments purchased with the proceeds of a stock offering or a public offering of long-term debt (but only for the one-year period beginning on the date we receive the applicable offering proceeds), cash, certain cash items and government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer’s debt and equity securities that we own may not exceed 5% of the value of our total assets (the “5% asset test”). Fourth, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities (the “10% voting securities test”). Fifth, with respect to taxable years beginning after December 31, 2000, we may not own more than 10% of the total value of any one issuer’s outstanding debt and equity securities (the “10% value test”), subject to certain exceptions. Mortgage debt secured by real estate assets constitutes a “real estate asset” and does not constitute a “security” for purposes of the foregoing tests.

The following assets are not treated as “securities” held by us for purposes of the 10% value test: (i) “straight debt” meeting certain requirements, unless we hold (either directly or through our “controlled” taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer’s outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons; (iv) obligations to pay us amounts qualifying as “rents from real property” under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury regulations (which have not yet been issued or proposed). In addition, any debt instrument issued by a partnership will not be treated as a “security” under the 10% value test if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test. If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a “security” to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value test in taxable years beginning on or after January 1, 2005, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.

For taxable years beginning after December 31, 2000, the 5% asset test, the 10% voting securities test, and the 10% value test do not apply to the securities of a taxable REIT subsidiary. However, the value of the debt and equity securities of all taxable REIT subsidiaries we own cannot represent more than 20% of the value of our total assets (with a 25% limit applying to our taxable years beginning on or after January 1, 2009). Any corporation in which a REIT directly or indirectly owns stock (other than another REIT, a corporation which directly or indirectly operates or manages a lodging facility or a health care facility, and, with certain exceptions, a corporation which directly or indirectly provides to any person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated) may be treated as a taxable REIT subsidiary if the REIT and the corporation file a joint election with the Internal Revenue Service for the corporation to be treated as a taxable REIT subsidiary of the REIT.

We own 100% of the stock of CREC, and we also have made loans to CREC. We have filed a joint election with CREC to have CREC, as well as its corporate subsidiaries, treated as our taxable REIT subsidiaries, effective as of January 1, 2001. Accordingly, the debt and equity securities of CREC that we hold are not subject to the 5% asset test, the 10% voting securities test, or the 10% value test.

We believe that our debt and equity securities of CREC, together with the debt and equity securities of our other taxable REIT subsidiaries, have represented, at all relevant times, less than 20% of the value of our total assets. With respect to taxable years ending on or prior to December 31, 2000, we believe that the securities of each such issuer also represented less than 5% of the value of our total assets. We also believe that the value of the securities, including unsecured debt, of each other issuer in which we have owned an interest, excluding equity interests in partnerships (which are looked through rather than treated as securities for purposes of the REIT asset tests), has never exceeded 5% of the total value of our assets and that we comply with the 10% voting securities test and the 10% value test (taking into account the various exceptions referred to above). No independent appraisals have been obtained, however, to support these conclusions, and Deloitte Tax LLP, in rendering the tax opinion described above, is relying upon our representations regarding the value of our securities and our other assets. Although we plan to take steps to ensure that we continue to satisfy all of the applicable REIT asset tests, there can be no assurance that such steps will always be successful or will not require a reduction in our overall interest in the taxable REIT subsidiaries or changes in our other investments.

If we were to fail any of the asset tests discussed above at the end of any quarter without curing such failure within 30 days after the end of such quarter, we would fail to qualify as a REIT, unless we were to qualify under certain relief provisions. Under one of these relief provisions, if we were to fail the 5% asset test, the 10% voting securities test, or the 10% value test, we nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, and we were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which the failure was identified. If we were to fail to meet any of the REIT asset tests for a particular quarter, but we did not qualify for the relief for de minimis failures that is described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (i) following our identification of the failure, we were to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not due to willful neglect; (iii) we were to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which the failure was identified, and (iv) we were to pay a penalty tax equal to the greater of $50,000, or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure). It is not possible to predict whether in all circumstances we would be entitled to the benefit of these relief provisions.

Annual Distribution Requirements.  To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income (including any net capital gain) from prior periods, subject to certain adjustments, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we may not have sufficient cash or liquid assets, from time to time, to meet the distribution requirements due to timing differences between the receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses (such as principal amortization or capital expenses) exceeds the amount of noncash deductions (such as depreciation). In the event that such timing differences occur, we may need to borrow money, sell assets, pay taxable stock dividends (for example, where shareholders may elect to receive a dividend paid in cash or with newly issued shares of our common stock), or take other measures to permit us to pay the required dividends.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and penalties, if any, to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify.  If we were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, we would retain our REIT qualification if the failure was due to reasonable cause and not willful neglect, and if we were to pay a penalty of $50,000 for each such failure. It is not possible to predict whether in all circumstances we would be entitled to the benefit of this relief provision.

If we were to fail to qualify for taxation as a REIT in any taxable year and no relief provisions were to apply, we would be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible from our taxable income, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to our shareholders will be taxable as regular dividend income. Under these circumstances, subject to certain limitations in the Code, corporate shareholders may be eligible for the dividends received deduction and individual shareholders may be eligible for a reduced tax rate on “qualified dividend income” received from regular C corporations. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. In addition, to re-elect REIT status after being disqualified, we would have to distribute as dividends, no later than the end of our first taxable year as a re-electing REIT, all of the earnings and profits attributable to any taxable years for which we were a taxable C corporation. Thus, to re-elect REIT status after being disqualified, we could be required to incur substantial indebtedness or liquidate substantial investments in order to make such distributions.

Prohibited Transactions Tax.  Any gain that a REIT recognizes from the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (excluding sales of foreclosure property and sales conducted by taxable REIT subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all of the facts and circumstances of the particular transaction. Under a statutory safe harbor, however, we will not be subject to the 100% tax with respect to a sale of property if (i) the property has been held for at least four years (shortened to two years for sales after July 30, 2008) for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the four years preceding the sale (shortened to two years for sales after July 30, 2008) are less than 30% of the net selling price of the property and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure and other than certain involuntary conversions) in the year of sale or (b) (x) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or for sales after July 30, 2008, the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year, in each case excluding sales of foreclosure property and involuntary conversions, and (y) substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to a buyer as part of one transaction constitutes one sale for purposes of this safe harbor. Not all of our property sales will qualify for the safe harbor. Nevertheless, we intend to own our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning rental properties and making occasional sales of properties as are consistent with our investment objectives. However, the Internal Revenue Service may successfully contend that some of our sales are prohibited transactions, in which case we would be required to pay the 100% penalty tax on the gains resulting from any such sales. Because of this prohibited transactions tax, we intend that sales of property to customers in the ordinary course of business (such as condominiums or residential lots) will be made by a taxable REIT subsidiary, which will be subject to corporate-level tax on its profit but will not be subject to the 100% penalty tax on prohibited transactions.

Other Tax Considerations

We believe that each of the Subsidiary Partnerships qualifies as a partnership for federal income tax purposes and not as an association taxable as a corporation or as a publicly traded partnership (within the meaning of Section 7704 of the Code).

If a Subsidiary Partnership were treated as an association taxable as a corporation, the value of our interest in such partnership would no longer qualify as a real estate asset for purposes of the 75% asset test. Further, if a Subsidiary Partnership were treated as a taxable corporation, then we would cease to qualify as a REIT if our ownership interest in such partnership exceeded 10% of the partnership’s voting interests, or the value of our debt and equity interest in such partnership exceeded 5% of the value of the our total assets or 10% of the value of the partnership’s outstanding debt and equity securities. Furthermore, in such a situation, distributions from the Subsidiary Partnership to us would be treated as dividends, which do not qualify in satisfying the 75% gross income test described above and which therefore could make it more difficult for us to meet such test, and we would not be able to deduct our share of losses generated by such Subsidiary Partnership in computing our net taxable income.

Taxation of Shareholders

Taxation of Taxable Domestic Shareholders.  Under current law, certain “qualified dividend income” received by domestic non-corporate shareholders in taxable years 2003 through 2010 is subject to tax at the same tax rates as long-term capital gain (generally, a maximum rate of 15% for such taxable years). Dividends received from REITs, however, generally are not eligible for these reduced tax rates and, therefore, will continue to be subject to tax at ordinary income rates (generally, a maximum rate of 35% for taxable years 2003-2010), subject to three narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries) in which the REIT has invested. Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT’s “REIT taxable income” for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax (as described above) in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. Under the third exception, dividends received from a REIT may be treated as “qualified dividend income” to the extent attributable to earnings and profits accumulated in non-REIT taxable years. We do not expect to receive a material amount of dividends from our taxable REIT subsidiaries or from other taxable corporations, we do not expect to pay a material amount of federal income tax on undistributed REIT taxable income or a material amount of Built-in Gains Tax, and we believe we have previously distributed as dividends all of our non-REIT accumulated earnings and profits. Therefore, as long as we qualify as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income (except, in the case of non-corporate shareholders who meet certain holding period requirements, to the limited extent that one of the foregoing exceptions applies). In addition, as long as we qualify as a REIT, corporate shareholders will not be eligible for the dividends received deduction as to any dividends received from us.

Under IRS guidance that applies to taxable years of publicly traded REITs ending on or before December 31, 2009, we may declare a distribution on our common stock that is payable, at the election of each shareholder, either in the form of cash or newly issued shares of our common stock of equivalent value. The IRS guidance allows the amount of cash to be distributed in the aggregate to all shareholders to be limited to not less than 10% of the aggregate declared distribution, with a proration mechanic applying if too many shareholders elect to receive cash. In such circumstances, the shareholders who actually receive shares of common stock would be treated for federal income tax purposes as if they had received the distribution in cash, so that our shareholders would recognize dividend income, and we would be permitted to take a dividends paid deduction, to the extent the distribution does not exceed our current or accumulated earnings and profits.

Distributions that we designate as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his or her shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares of our common stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares of our common stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend that we declare in October, November or December of any year payable to a shareholder of record on a specific date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year.

We may make an election to treat all or part of our undistributed net capital gain as if it had been distributed to our shareholders. These undistributed amounts would be subject to corporate-level tax payable by us. If we were to make such an election, our shareholders would be required to include in their income as long-term capital gain their proportionate shares of our undistributed net capital gain. Each shareholder would be deemed to have paid his or her proportionate share of the income tax imposed on us with respect to such undistributed net capital gain, and this amount would be credited or refunded to the shareholder in computing his or her own federal income tax liability. In addition, the tax basis of the shareholder’s stock would be increased by his or her proportionate share of the undistributed net capital gains included in his or her income, less his or her proportionate share of the income tax imposed on us with respect to such gains.

Domestic shareholders may not include in their individual income tax returns any of our net operating losses or net capital losses. Instead, we would carry over such losses for potential offset against our future income, subject to certain limitations. Taxable distributions from us and gain from the sale of our shares will not be treated as passive activity income and, therefore, domestic shareholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of our stock (or distributions, if any, taxable at capital gain rates), however, will be treated as investment income only if the shareholder so elects, in which case such capital gains or distributions, as the case may be, will be taxed at ordinary income rates. For purposes of computing each shareholder’s alternative minimum taxable income, certain of our “differently treated items” for each taxable year (for example, differences in computing depreciation deductions for regular tax purposes and alternative minimum tax purposes) may be apportioned to our shareholders in accordance with section 59(d)(1)(A) of the Code.

In general, any gain or loss realized upon a taxable disposition of our shares by a domestic shareholder who is not a dealer in securities will be treated as a capital gain or loss. Any loss upon a sale or exchange of shares of our common stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of actual or deemed distributions from us that were required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of our shares may be disallowed if other shares of our stock are purchased within 30 days before or after the disposition.

For non-corporate taxpayers, the tax rate differential between capital gain and ordinary income may be significant. Under current law, the highest marginal non-corporate income tax rate applicable to ordinary income is 35%. Any capital gain recognized or otherwise properly taken into account before January 1, 2011, generally will be taxed to a non-corporate taxpayer at a maximum rate of 15% with respect to capital assets held for more than one year. (Under current law, the maximum capital gains rate for non-corporate taxpayers will rise to 20% for gain taken into account on or after January 1, 2011.) The tax rates applicable to ordinary income apply to gain from the sale or exchange of capital assets held for one year or less. In the case of capital gain attributable to the sale or exchange of certain real property held for more than one year, an amount of such gain equal to the amount of all prior depreciation deductions not otherwise required to be taxed as ordinary depreciation recapture income will be taxed at a maximum rate of 25%. With respect to distributions designated by us as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, we also may designate, and will notify our shareholders, whether the dividend is taxable to non-corporate shareholders at regular long-term capital gain rates or at the 25% rate applicable to unrecaptured depreciation.

The characterization of income as capital or ordinary also may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer’s ordinary income only up to a maximum annual amount of $3,000. Non-corporate taxpayers may carry forward their unused capital losses. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of its capital gains, with unused losses eligible to be carried back three years and forward five years.

Information Reporting and Backup Withholding.  We will report to our domestic shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding, at a rate equal to the fourth lowest rate of federal income tax applicable to ordinary income of individuals (currently 28%), with respect to dividends paid unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide his or her correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding may be applied as a credit against the shareholder’s federal income tax liability, which could result in a refund. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See “Taxation of Foreign Shareholders” below.

Taxation of Tax-Exempt Shareholders.  The Internal Revenue Service has ruled publicly that amounts distributed by a REIT to a tax-exempt employees’ pension trust do not constitute “unrelated business taxable income” (“UBTI”). Based upon this ruling and subject to the discussion below regarding qualified pension trust investors, distributions by us to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code and the shares of our stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings, however, are interpretive in nature and subject to revocation or modification by the Internal Revenue Service.

A “qualified trust” (defined to be any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) by relying on a special “look-through” rule under which shares held by qualified trust shareholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein, and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” if either (i) a single qualified trust holds more than 25% of the value of the REIT’s shares or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT’s shares, hold in the aggregate more than 50% of the value of the REIT’s shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT’s shares is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on its UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying upon the “look-through” rule.

Taxation of Foreign Shareholders.  The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, “Non-U.S. Shareholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Shareholder’s conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Shareholder that are not designated as capital gain dividends unless (i) a lower treaty rate applies and the required IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. Shareholder files an IRS Form W-8ECI with us properly claiming that the distribution is “effectively connected” income. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares of stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder’s shares, such excess will constitute gain that may be subject to U.S. federal income tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. In addition, the portion of such distributions in excess of current and accumulated earnings and profits, to the extent not subject to the 30% withholding tax on ordinary dividends, will be subject to a 10% withholding tax under FIRPTA, unless the Non-U.S. Shareholder obtains a withholding certificate from the Internal Revenue Service establishing the right to a reduced amount of FIRPTA withholding. The Non-U.S. Shareholder may seek a refund from the Internal Revenue Service of excess tax withheld if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits or, if the 10% withholding tax applied, did not give rise to taxable gain under FIRPTA.

Under current law, distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by us of U.S. real property interests will not be treated under FIRPTA as income “effectively connected” with a U.S. business carried on by the Non-U.S. Shareholder, provided that (i) the distribution is received with respect to a class of our stock that is regularly traded on an established securities market located in the United States and (ii) the Non-U.S. Shareholder does not own more than 5% of that regularly traded class of stock at any time during the one-year period ending on the date of the relevant distribution. Rather than being subject to tax as effectively connected income under FIRPTA, such distributions will be treated as ordinary REIT dividends that are not capital gain dividends. Thus, such distributions generally will be subject to the 30% withholding tax described above (as opposed to a 35% withholding tax under prior law), such distributions will not be subject to the branch profits tax, and Non-U.S. Shareholders generally will not be required to file a U.S. federal income tax return by reason of receiving such distributions.

In the case of any Non-U.S. Shareholder who is not eligible for the exception described above (an “Ineligible Non-U.S. Shareholder”), for any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to such Ineligible Non-U.S. Shareholder under the provisions of FIRPTA. Under FIRPTA, these distributions are taxed to an Ineligible Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Ineligible Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and will be required to file U.S. federal income tax returns. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Ineligible Non-U.S. Shareholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution to an Ineligible Non-U.S. Shareholder that could be designated by us as a capital gain dividend. This amount may be applied as a credit against the Ineligible Non-U.S. Shareholder’s FIRPTA tax liability.

Gain recognized by a Non-U.S. Shareholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. We believe that we currently qualify as a “domestically controlled REIT,” and that the sale of common stock by a Non-U.S. Shareholder therefore will not be subject to tax under FIRPTA. Because our stock is publicly traded, however, no assurance can be given that we are, or will continue to be, a domestically controlled REIT. If we were not a domestically controlled REIT, whether a Non-U.S. Shareholder’s gain would be taxed under FIRPTA would depend on whether our common stock is regularly traded on an established securities market at the time of sale and on the size of the selling shareholder’s interest in our stock. In addition, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) the investment in our common stock is treated as effectively connected with the Non-U.S. Shareholder’s U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of our common stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

State and Local Taxes

Cousins Properties Incorporated, its subsidiaries, and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although shareholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions), and their state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

PLAN OF DISTRIBUTION

We may sell any securities:

•	to or through underwriters or dealers;

•	through agents;

•	in block trades;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale or at prices related to prevailing market prices, or at negotiated prices.

For each series of securities, the prospectus supplement will set forth the terms of the offering including:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our proceeds from the sale of the securities;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities may be on a firm commitment basis or best efforts basis and will be subject to certain conditions. If the underwriters agree to purchase the securities on a firm commitment basis, they will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions, or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

The securities, other than the common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

One or more of the underwriters, dealer or agents, and/or one or more of their respective affiliates, may be a lender under our credit facility and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of our business.

EXPERTS

The financial statements, the related financial statement schedule, incorporated in this Prospectus by reference from Cousins Properties Incorporated’s Annual Report on Form 10-K and the effectiveness of Cousins Properties Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of the securities will be passed upon for Cousins by King & Spalding LLP, Atlanta, Georgia.

ELECTION FORM
          Cousins Properties Incorporated, a Georgia corporation (“Cousins”), has declared a dividend (the “Dividend”) on its common stock of $0.09 per share, payable to its shareholders of record at the close of business on October 26, 2009. This represents an aggregate dividend of approximately $8,907,000. The Dividend is expected to be paid on December 11, 2009.
          Each shareholder may elect to receive the Dividend in cash or shares of common stock, except that we intend to limit the aggregate amount of cash payable to shareholders in connection with the Dividend (other than cash payable in lieu of fractional shares) to 33.34% of the total Dividend, or approximately $2,970,000. If shareholder cash elections would result in the payment of cash in excess of the cash limitation, we will allocate the cash among shareholders (as described in the prospectus supplement accompanying this election form) and pay the remaining portion in common stock. We will pay cash in lieu of issuing any fractional shares, but cash paid in lieu of fractional shares will not count toward the limit on aggregate cash payments of 33.34% of the total Dividend, or approximately $2,970,000.
          Our common stock is listed on the New York Stock Exchange under the symbol “CUZ”. The market value per share of our common stock for purposes of the Dividend will be the average of the closing prices per share of our common stock on the New York Stock Exchange on December 1, 2 and 3, 2009. As a result, on the payment date, the value of the shares delivered in connection with the Dividend may be more or less than $0.09 per share.
          If you want to elect payment in cash or shares of common stock, complete and sign this election form and deliver it to American Stock Transfer & Trust Company, LLC, the transfer agent, no later than 5:00 P.M., Eastern time, on November 30, 2009.
          Please check only one of the boxes below to indicate whether you elect to receive the Dividend in cash or shares of common stock for all of the shares of common stock that you owned on the close of business on October 26, 2009. At any time before the election deadline, you may change your election by timely delivery to the transfer agent of a properly completed and later-dated election form.
          If you do not timely return a properly completed election form, you will be deemed to have made a cash election with respect to the Dividend, subject to the cash limitation and the ownership limitation described in the prospectus supplement accompanying this election form.
   Please detach along perforated line and mail in the envelope provided.
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COUSINS PROPERTIES INCORPORATED
ELECTION FORM
     This election is made in accordance with the accompanying prospectus supplement of Cousins Properties Incorporated dated November 5, 2009.
Please complete, sign, date and deliver this election form in the enclosed envelope to American Stock Transfer & Trust Company, LLC, Operations Center, 6201 15th Avenue, Brooklyn, NY 11219. If you do not return a properly completed election form to the transfer agent so that it is received by 5:00 P.M., Eastern Time on November 30, 2009, you will be deemed to have made a cash election with respect to the Dividend, subject to the cash limitation and the ownership limitation described in the prospectus supplement accompanying this election form.
PLEASE MARK YOUR ELECTION IN BLUE OR BLACK INK AS SHOWN HERE. ☒

OPTION 1 STOCK ELECTION TO RECEIVE THE DIVEDEND ALL IN COMMON SHARES	☐	OPTION 2 CASH ELECTION TO RECEIVE THE DIVEDEND ALL IN CASH	☐
          Please sign and date this election card as your name appears below and return immediately in the enclosed envelope.

Share Owner sign here	Date

Co-Owner sign here	Date

NOTE:	Please sign exactly as your name or names appear on this election card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

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